CONTACTS:
Mike Steele	Karen Denning
Investor Relations	Media Relations
561-438-3657	630-864-6050
Michael.Steele@officedepot.com	Karen.Denning@officedepot.com

Office Depot, Inc. Announces Third Quarter 2014 Results

Raises 2014 Outlook for Adjusted Operating Income(1) and Provides Preliminary 2015 Outlook

Boca Raton, Fla., November 4, 2014 – Office Depot, Inc. (“Office Depot”, or the “company”) (Nasdaq: ODP), a leading global provider of office products, services, and solutions formed by the merger of Office Depot and OfficeMax Incorporated (“OfficeMax”), today announced results for the third quarter and nine months ended September 27, 2014.

“Our third quarter results reflect excellence in execution against our critical priorities and merger integration objectives, and we are very pleased to have more than doubled our adjusted operating income from last year’s combined pro forma results,” said Roland Smith, chairman and chief executive officer for Office Depot, Inc. “We continue to make significant progress on merger integration and have exceeded our synergy targets for the quarter. Accordingly, we are raising our 2014 outlook for adjusted operating income to a range of $255 million to $265 million, which is more than 150% higher than pro forma 2013. Looking ahead, our preliminary estimate for 2015 adjusted operating income is approximately $475 million, which is an 80% increase from our 2014 outlook.”

Consolidated Results

Office Depot’s reported results for the third quarter and nine months ended September 27, 2014 include the financial results from OfficeMax, whereas prior year reported results include only Office Depot.

Total reported sales for the third quarter of 2014 were $4.1 billion compared to $2.6 billion in the third quarter of 2013, reflecting the inclusion of OfficeMax sales in 2014, and were 3% lower than combined pro forma sales of $4.2 billion in the third quarter of the prior year.

In the third quarter of 2014, Office Depot reported operating income was $49 million and net income available to common stockholders was $29 million, or $0.05 per share. In the third quarter of 2013, the reported operating loss was $52 million and net income available to common stockholders, which included the gain on sale of the Office Depot de Mexico joint venture, was $133 million, or $0.41 per diluted share.

Adjusted (non-GAAP) operating income for the third quarter of 2014 was $126 million compared to combined pro forma adjusted operating income of $62 million in the third quarter of 2013. Adjusted (non-GAAP) net income attributable to common stockholders for the third quarter of 2014 was $52 million, or $0.10 cents per share, compared to combined pro forma adjusted net income of $27 million, or $0.05 cents per share, in the third quarter of 2013.

(1)	Adjusted operating income is a non-GAAP measure and is defined as operating income less charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and significant legal accruals. Additionally, adjusted operating income excludes results from the Grupo OfficeMax consolidated joint venture, as the Office Depot interest in the joint venture was sold in August 2014. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on our Investor Relations website at investor.officedepot.com. Additional information is provided in our Form 10-Q for the quarter ended September 27, 2014.

•	Adjusted operating income for the third quarter of 2014 excludes special charges and credits totaling $79 million, as well as $1 million in operating income from the company’s interest in the Grupo OfficeMax joint venture (JV), which was sold on August 5, 2014. The special items were comprised of $55 million in merger-related expenses, $17 million in International restructuring charges, and $7 million in non-cash store impairment and other charges.

•	Adjusted net income for the third quarter of 2014 excludes the after-tax effect of the items noted above. Combined pro forma adjusted net income for the third quarter of 2013 excludes the gain on the sale of the Office Depot de Mexico joint venture.

Operating results for the company’s former interest in the Grupo OfficeMax JV have been excluded from the third quarter and year to date 2014 non-GAAP results as well as the 2013 pro forma results for comparability. Pro forma statements of operations for 2013, which combine Office Depot and OfficeMax operations and include purchase accounting and other adjustments, are available on the Investor Center page of the company’s website at investor.officedepot.com.

Consolidated (in millions, except per-share amounts)	3Q14	3Q13 Pro Forma	3Q13 Reported	YTD14	YTD13 Pro Forma	YTD13 Reported
Sales	$4,069		$2,619	$12,263		$7,756
Sales growth from prior year period – as reported	55%			58%
Gross profit	$987		$633	$2,885		$1,839
Gross profit margin	24.3%		24.2%	23.5%		23.7%
Operating income (loss)	$49		$(52)	$(214)		$(88)
Net income (loss) available to common stockholders	$29		$133	$(270)		$52
Net earnings (loss) per common share	$0.05		$0.41	$(0.51)		$0.18
Adjusted sales*	$4,041	$4,198		$12,108	$12,488
Adjusted sales* decline from prior year combined pro forma results	(4)%			(3)%
Adjusted gross profit*	$979	$998		$2,844	$2,942
Adjusted gross profit margin*	24.2%	23.8%		23.5%	23.6%
Adjusted operating income*	$126	$62		$211	$107
Adjusted operating income margin*	3.1%	1.5%		1.7%	0.9%
Adjusted net income available to common stockholders*	$52	$27		$77	$26
Adjusted net earnings per common share*	$0.10	$0.05		$0.14	$0.05

*	Non-GAAP measures.

Divisional Results

North American Retail Division

Retail Division sales were $1.7 billion compared to $1.1 billion in the prior year period, reflecting the inclusion of OfficeMax sales in the third quarter of 2014. On a combined pro forma basis, third quarter 2014 sales declined 7% and were negatively impacted from store closures in the fiscal twelve months through September 27, 2014. Same-store sales declined 3% versus last year, primarily due to lower transaction counts.

North American Retail (in millions)	3Q14	3Q13 Pro Forma	3Q13 Reported	YTD14	YTD13 Pro Forma	YTD13 Reported
Sales	$1,722	$1,852	$1,128	$4,989	$5,296	$3,211
Sales decline from prior year combined pro forma results	(7)%			(6)%
Same-store sales decline from prior year combined pro forma results	(3)%			(3)%
Division operating income	$79	$34	$15	$110	$43	$16
Division operating income margin	4.6%	1.9%	1.3%	2.2%	0.8%	0.5%

Retail Division operating income was $79 million, or 4.6% of sales, in the third quarter of 2014 compared to reported division operating income of $15 million, or 1.3% of sales, in the third quarter of 2013 and combined pro forma operating income of $34 million, or 1.9% of sales, in the third quarter of 2013. The third quarter 2014 results compared to combined pro forma third quarter 2013 results reflected a decrease in selling, general, and administrative expenses including advertising, payroll, and other store expenses as well as improvement in the gross margin rate, partially offset by the negative flow-through impact of lower sales.

Office Depot ended the third quarter of 2014 with a total of 1,851 retail stores in the North American Retail Division. During the quarter the company closed twenty stores and opened one store.

North American Business Solutions Division

Business Solutions Division sales were $1.5 billion compared to $0.8 billion in the prior year period, reflecting the inclusion of OfficeMax sales in the third quarter of 2014. On a combined pro forma basis, sales declined 1% in the third quarter of 2014 compared to the prior year quarter, due to lower sales in Canada, including negative currency translation.

Business Solutions (in millions)	3Q14	3Q13 Pro Forma	3Q13 Reported	YTD14	YTD13 Pro Forma	YTD13 Reported
Sales	$1,522	$1,531	$811	$4,554	$4,607	$2,408
Sales decline from prior year combined pro forma results	(1)%			(1)%
Division operating income	$67	$50	$39	$165	$140	$96
Division operating income margin	4.4%	3.3%	4.8%	3.6%	3.0%	4.0%

Business Solutions Division operating income was $67 million, or 4.4% of sales, in the third quarter of 2014 compared to reported division operating income of $39 million, or 4.8% of sales, in the third quarter of 2013 and combined pro forma operating income of $50 million, or 3.3% of sales, in the third quarter of 2013. The increase in third quarter 2014 division operating income compared to combined pro forma third quarter 2013 was driven by lower selling, general, and administrative expenses including payroll and advertising, and a slight increase in the gross margin rate.

International Division

International Division sales were $0.8 billion in the third quarter of 2014 compared to $0.7 billion in the prior year quarter, reflecting the inclusion of OfficeMax sales in the third quarter of 2014. On a combined pro forma basis, sales declined 4% in constant currency.

International (in millions)	3Q14	3Q13 Pro Forma	3Q13 Reported	YTD14	YTD13 Pro Forma	YTD13 Reported
Sales	$797	$814	$680	$2,565	$2,585	$2,137
Sales decline in constant currency from prior year combined pro forma	(4)%			(4)%
Division operating income	$10	$7	$6	$25	$15	$8
Division operating income margin	1.3%	0.8%	0.9%	1.0%	0.6%	0.4%

International Division operating income was $10 million, or 1.3% of sales, in the third quarter of 2014 compared to reported division operating income of $6 million, or 0.9% of sales, in the third quarter of 2013 and combined pro forma operating income of $7 million, or 0.8% of sales, in the third quarter of 2013. The increase in third quarter 2014 division operating income compared to combined pro forma third quarter 2013 was driven by an improvement in the gross margin rate as well as lower selling, general, and administrative expenses including payroll and advertising, partially offset by the negative flow-through impact of lower sales.

Office Depot ended the third quarter of 2014 with a total of 260 stores in the International Division, including 145 company-owned stores and 115 stores operated by franchisees and licensees.

Corporate Results

Corporate includes support staff services and certain other expenses that are not allocated to the three divisions. Unallocated operating costs were $29 million in the third quarter of 2014 compared to reported unallocated operating costs of $19 million in the third quarter of 2013, and combined pro forma unallocated operating costs of $29 million in the third quarter of 2013. The expense increase in the third quarter of 2014 compared to the prior year quarter was primarily due to higher incentive compensation accruals.

Balance Sheet and Cash Flow

As of September 27, 2014, Office Depot had $965 million in cash and cash equivalents and approximately $1.2 billion available under the Amended and Restated Credit Agreement, for total available liquidity of approximately $2.1 billion. Total debt was $710 million, excluding $844 million of non-recourse debt related to the credit-enhanced timber installment notes.

Other Matters

In August 2014 the company completed the sale of its 51% capital stock interest in Grupo OfficeMax, the former OfficeMax business in Mexico, to its joint venture partner for net cash proceeds of $43 million.

In October 2014, the company approved a European restructuring plan to realign the organization from a geographic-focus to a business channel-focus. The restructuring plan includes the creation of centralized and standardized processes that operate across Europe and the elimination of approximately 1,100 employee positions. The restructuring plan is expected to be substantially completed by December 2015. The company expects the restructuring to result in approximately $90 million of annual cost reduction benefits by the end of 2016. The Company anticipates incurring incremental pre-tax restructuring charges of approximately $120 million, $112 million of which will result in cash expenditures during 2014 and 2015. The expected $120 million of charges associated with the restructuring plan consist primarily of approximately $95 million of severance pay and other employee termination benefits and approximately $25 million of costs associated with lease obligations and other costs.

Outlook

For the remainder of 2014, Office Depot continues to expect challenging market trends and the impact of store closures to negatively impact sales. Therefore, the company continues to anticipate total sales in 2014 will be lower than 2013 combined pro forma sales.

Office Depot expects the benefit from merger integration synergies and efficiencies to more than offset the flow-through impact of continued lower sales trends and a year-over-year increase in incentive compensation expense. The company now expects to generate adjusted operating income of $255-$265 million in 2014, compared with its prior outlook of not less than $200 million.

In fiscal 2015, Office Depot preliminarily expects to generate approximately $475 million in adjusted operating income, driven largely by realization of incremental merger integration synergies.

Including at least $100 million in previously disclosed annual run-rate benefit from the optimization of the U.S. retail store portfolio, the company raised its estimate of total annual run-rate merger synergy benefits to more than $750 million by the end of 2016, compared to its prior outlook of more than $700 million. Based primarily upon earlier than expected realization of integration synergies in the third quarter, the company now expects to realize approximately $260 million of merger integration synergies during 2014, compared to its prior outlook of at least $220 million, and to end the year with an annual run-rate of at least $400 million, not including any benefits from the retail store optimization.

Office Depot continues to estimate that $400 million of cash merger integration expenses will be required during the three-year period of 2014 through 2016 to substantially complete the integration, excluding costs related to optimizing the U.S. retail store portfolio. Approximately $300 million of these cash integration expenses will be incurred in 2014. The company anticipates integration capital spending of approximately $200 million during the 2014 through 2016 period. In 2014, Office Depot expects total capital spending to be approximately $150 million, including $25 million in integration capital expenditures. Depreciation and amortization is expected to be approximately $300 million in 2014.

Conference Call Information

Office Depot will host a webcast and conference call with analysts and investors to review its third quarter 2014 financial results today at 9:00 a.m. Eastern Time. The live audio webcast of the conference call can be accessed via the Internet by visiting our Investor Relations website at investor.officedepot.com.

Non-GAAP Reconciliations and 2013 Pro Forma Information

Reconciliations of reported (GAAP) results to adjusted (non-GAAP) results are presented in this release. These reconciliations, as well as consolidated 2013 pro forma income statements for the combined legacy Office Depot and OfficeMax operations, are posted to the Investor Center page on our Investor Relations website at investor.officedepot.com.

About Office Depot, Inc.

Formed by the merger of Office Depot, Inc. and OfficeMax Incorporated, Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school, or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The company has combined pro forma annual sales of approximately $17 billion, employs more than 60,000 associates, and serves consumers and businesses in 57 countries with more than 2,000 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, joint ventures, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax, OfficeMax Grand & Toy, Reliable and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, DiVOGA, Ativa, WorkPRO, Realspace and HighMark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol ODP. Additional press information can be found at: http://news.officedepot.com.

All trademarks, service marks and trade names of Office Depot, Inc. and OfficeMax Incorporated used herein are trademarks or registered trademarks of Office Depot, Inc. and OfficeMax Incorporated, respectively. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD-LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to, among other things, the company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the company’s control. There can be no assurances that the company will realize these expectations or that these beliefs will prove correct, and therefore investors and shareholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; the risks that the combined company will not realize the estimated accretive effects of the merger or the estimated cost savings and synergies; the businesses of Office Depot and OfficeMax may not be integrated successfully or such integration may take longer, be more difficult, time-consuming or costly to accomplish than expected; the business disruption following the merger, including adverse effects on employee retention; the combined company’s ability to maintain its long-term credit rating; unanticipated changes in the markets for the combined company’s business segments; the inability to realize expected benefits from our European restructuring plan; unanticipated downturns in business relationships with customers; competitive pressures on the combined company’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The company does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013
Sales	$4,069	$2,619	$12,263	$7,756
Cost of goods sold and occupancy costs	3,082	1,986	9,378	5,917

Gross profit	987	633	2,885	1,839
Selling, general and administrative expenses	859	592	2,665	1,779
Asset impairments	6	49	77	58
Merger, restructuring, and other operating expenses, net	72	44	276	90
Legal accrual	1	—	81	—

Operating income (loss)	49	(52)	(214)	(88)
Other income (expense):
Interest income	6	1	18	1
Interest expense	(25)	(15)	(65)	(48)
Gain on disposition of joint venture	—	381	—	382
Other income (expense), net	1	—	(1)	14

Income (loss) before income taxes	31	315	(262)	261
Income tax expense	2	154	6	161

Net income (loss)	29	161	(268)	100
Less: Results attributable to the noncontrolling interests	—	—	2	—

Net income (loss) attributable to Office Depot, Inc.	29	161	(270)	100
Preferred stock dividends	—	28	—	48

Net income (loss) available to common stockholders	$29	$133	$(270)	$52

Net earnings (loss) per share
Basic	$0.05	$0.42	$(0.51)	$0.18
Diluted	$0.05	$0.41	$(0.51)	$0.18

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

(Unaudited)

	September 27	December 28
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$965	$948
Receivables, net	1,308	1,314
Inventories	1,580	1,741
Assets of consolidated joint venture held for sale	—	153
Prepaid expenses and other current assets	236	290

Total current assets	4,089	4,446
Property and equipment, net	1,007	1,262
Goodwill	391	398
Other intangible assets, net	90	110
Timber notes receivable	931	945
Deferred income taxes	35	35
Other assets	237	281

Total assets	$6,780	$7,477

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,282	$1,381
Accrued expenses and other current liabilities	1,439	1,443
Income taxes payable	—	4
Liabilities of consolidated joint venture held for sale	—	73
Short-term borrowings and current maturities of long-term debt	30	27

Total current liabilities	2,751	2,928
Deferred income taxes and other long-term liabilities	611	717
Pension and post-employment obligations	115	163
Long-term debt, net of current maturities	680	692
Non-recourse debt	844	859

Total liabilities	5,001	5,359

Commitments and contingencies
Noncontrolling interest in joint venture	—	54
Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock—authorized 800,000,000 shares of $.01 par value; issued shares – 544,536,745 in September 2014 and 536,629,760 in December 2013	5	5
Additional paid-in capital	2,511	2,480
Accumulated other comprehensive income	226	272
Accumulated deficit	(906)	(636)
Treasury stock, at cost – 5,915,268 shares in 2014 and 2013	(58)	(58)

Total Office Depot, Inc. stockholders’ equity	1,778	2,063

Noncontrolling interests	1	1

Total equity	1,779	2,064

Total liabilities and stockholders’ equity	$6,780	$7,477

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	39 Weeks Ended
	September 27,	September 28,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(268)	$100
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	233	145
Charges for losses on inventories and receivables	55	42
Asset impairments	77	58
Loss (gain) on disposition of joint venture	2	(382)
Changes in working capital and other	(64)	(83)

Net cash provided by (used in) operating activities	35	(120)

Cash flows from investing activities:
Capital expenditures	(90)	(94)
Restricted cash	(4)	(1)
Proceeds from sale of joint venture, net	43	675
Proceeds from sale of available for sale securities	43	—
Proceeds from assets sold and other	9	2

Net cash provided by investing activities	1	582

Cash flows from financing activities:
Net proceeds on employee share-based transactions	4	4
Redemption of redeemable preferred stock	—	(203)
Preferred stock dividends	—	(43)
Payment for noncontrolling interests	—	(1)
Debt retirement	—	(150)
Net payments on long- and short-term borrowings	(14)	(17)

Net cash used in financing activities	(10)	(410)

Effect of exchange rate changes on cash and cash equivalents	(16)	2
Net increase in cash and cash equivalents	10	54
Cash and cash equivalents of consolidated joint venture held for sale at beginning of period	7	—
Cash and cash equivalents at beginning of period	948	671

Cash and cash equivalents at end of period	$965	$725

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliation

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not indicative of our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed on the Investor Center page on our Investor Relations website at investor.officedepot.com. Also, our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. Such non-GAAP information should not be considered superior to the GAAP amounts. Certain portions of those reconciliations are provided in the following tables.

The company’s outlook included in this release for 2014 and 2015 adjusted operating income excludes charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and significant legal accruals. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the company is unable to provide reconciliation to an equivalent operating income outlook for 2014 and 2015. Additionally, adjusted operating income excludes 2014 results from the Grupo OfficeMax consolidated joint venture, as the Office Depot interest in the joint venture was sold in August 2014.

(In millions, except per share amounts)

Q3 2014	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$4,069		$—	$28	$4,041
Gross profit	987	24.3%	—	7	979	24.2%
Operating expenses	938	23.1%	79	6	853	21.1%

Operating income	$49	1.2%	$(79)	$1	$126	3.1%
Net income (loss) attributable to common stockholders	$29	0.7%	$(25)	$—	$52	1.3%
Earnings (loss) per share	$0.05		$(0.05)	$—	$0.10

YTD 2014	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$12,263		$—	$155	$12,108
Gross profit	2,885	23.5%	—	40	2,844	23.5%
Operating expenses	3,099	25.3%	434	32	2,633	21.7%

Operating income (loss)	$(214)	(1.7)%	$(434)	$8	$211	1.7%
Net income (loss) attributable to common stockholders	$(270)	(2.2)%	$(350)	$2	$77	0.6%
Earnings (loss) per share	$(0.51)		$(0.65)	$—	$0.14

Note: Amounts may not foot due to rounding

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
Store Counts (1)	September 27, 2014	September 29, 2013	September 27, 2014	September 29, 2013
North American Retail (NAR):
Stores opened	1	2	2	5
Stores closed	20	7	63	13
Total NAR (U.S.) stores	1,851	1,104	1,851	1,104
Total NAR square footage (in millions)	41.9	25.0
Average square footage per store (in thousands)	22.6	22.6

International Division Company-Owned:
Stores opened	2	—	4	1
Stores closed	—	2	3	3
Total International Company-Owned	145	121	145	121

International Division Franchisees & Licensees:
Stores opened	1	4	1	7
Stores closed	—	11	1	27
Total International Franchisees & Licensees	115	126	115	126

Other (Mexico Joint Ventures):
Stores opened	—	—	—	3
Stores closed/sold (2)	92	249	93	251
Total Mexico Joint Ventures	—	—	—	—

(1)	September 27, 2014 counts include OfficeMax locations acquired in the fourth quarter of 2013
(2)	The company’s interest in the Office Depot de Mexico joint venture was sold in July 2013, and the company’s interest in the Grupo OfficeMax joint venture was sold in August 2014